EXHIBIT 99.1

                              [YDI Wireless Logo]


YDI Wireless Contact:                                      Phazar Contact:
----------------------                                     ---------------
David Renauld                                              Kathy Kindle
(413) 665-8551                                             (940) 325-3301

FOR IMMEDIATE RELEASE
---------------------
November 18, 2004

                    YDI WIRELESS AND PHAZAR TERMINATE MERGER

        FALLS CHURCH, VA and MINERAL WELLS, TX, November 18, 2004 - YDI Wireless, Inc. (Nasdaq:YDIW) and Phazar Corp (Nasdaq:ANTP) today announced that they mutually agreed to terminate their contemplated merger effective today. In connection with the termination, YDI agreed to pay Phazar $100,000 and to transfer certain equipment to it. Other than that payment and transfer, the companies released each other from all obligations arising from the contemplated merger.

About YDI Wireless/Terabeam Wireless
------------------------------------
Terabeam Wireless is the business name of YDI Wireless, Inc. Terabeam Wireless is a world leader in providing extended range, license-free wireless data equipment and is a leading designer of turnkey long distance wireless systems ranging from 9600 bps to 1.44 Gbps for applications such as wireless Internet, wireless video, wireless LANs, wireless WANs, wireless MANs, and wireless virtual private networks. Additional information about Terabeam Wireless as well as its complete product line can be found at the company's website located at http://www.terabeam.com or by contacting the company by telephone at 413-665-8551 or by email at IR@terabeam.com.

About Phazar Corp.
------------------
Phazar Corp. is a holding company with Antenna Products Corporation, Tumche Corp. (fka Phazar Aerocorp, Inc.), Phazar Antenna Corp., and Thirco, Inc. as its subsidiaries. Through its primary operating subsidiaries Antenna Products Corporation and Phazar Antenna Corp., Phazar designs, manufactures, and markets a wide range of standard and custom antennas and related products such as towers, support structures, masts, and communications accessories for governmental and commercial customers. Additional information about Phazar as well as its product line can be found at the company's websites located at http://www.phazar.com and at http://www.antennaproducts.com or by contacting the company by telephone at 940-325-3301 or by email at kindle@antennaproducts.com.

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